Exhibit 99.1 - Press Release



For Further Information Contact:
         Gerard E. Holthaus
         Chief Executive Officer and
         Acting Chief Financial Officer
         (410) 931-6101


      WILLIAMS SCOTSMAN, INC. REPORTS OPERATING RESULTS FOR THE QUARTER AND
                          YEAR ENDED DECEMBER 31, 2004


Baltimore, MD, February 18, 2005 - Williams Scotsman, Inc. (the "Company") announced today revenues for the quarter ended December 31, 2004 of $128.7 million, which represents a 15.5% increase from $111.4 million in the comparable period of 2003. Gross profit was $51.5 million and $44.2 million for the quarters ended December 31, 2004 and 2003, respectively. Adjusted EBITDA was $42.9 million for the quarter ended December 31, 2004, which was up 16.2% from the $36.9 million in the comparable period of 2003. Cash flow from operating activities was $17.3 million for the quarter ended December 31, 2004, an increase of $13.0 million from $4.3 million in the comparable period of 2003. Revenues for the year ended December 31, 2004 were $497.9 million, which represents a 14.3% increase from $435.6 million in the comparable period of 2003. Gross profit was $190.8 million and $177.9 million for the years ended December 31, 2004 and 2003, respectively. Adjusted EBITDA was $157.1 million for the year ended December 31, 2004, which was up 3.7% from the $151.5 million in the comparable period of 2003. Cash flow from operating activities was $56.9 million for the year ended December 31, 2004, a decrease of 23.3% from the $74.3 million in the comparable period of 2003.


QUARTER ENDED DECEMBER 31, 2004 RESULTS


     Revenues in the quarter ended December 31, 2004 were $128.7 million; a $17.3 million or 15.5% increase from revenues of $111.4 million in the same period of 2003. The increase resulted from a $7.3 million or 31.8% increase in delivery and installation revenues, a $4.7 million or 8.7% increase in leasing revenues, a $3.2 million or 32.2% increase in other revenue, a $2.6 million or 42.4% increase in sales of rental equipment, partially offset by a $0.5 million or 2.5% decrease in sales of new units from the same period of 2003. The increase in delivery and installation is largely due to continued growth in the education industry the Company serves, particularly in the west and south central regions of the country, as well as increased modular construction sales activity in the northeast and north central regions of the country. The 8.7% increase in leasing revenue for the quarter ended December 31, 2004, as compared to the same period of 2003, resulted from an increase of approximately 4,500 units on rent, which includes our purchase of California classroom units in the first quarter of 2004, and a $6 increase in the average rental rate for the quarter ended December 31, 2004. Average fleet utilization of approximately 81% for the quarter ended December 31, 2004 was up approximately 3% from the same period of the prior year. Of this increase, 2.5% is attributed to the Company's strategic initiative to dispose of selected rental units in our lease fleet, which was implemented on December 31, 2003. The 42.4% increase in sales of rental equipment for the quarter ended December 31, 2004 as compared to the same period of 2003 was due primarily to sales of units in the southeast region of the country as a result of hurricane activity during the third quarter. The increase in other revenue for the quarter ended December 31, 2004 as compared to the same period of 2003 was driven primarily by income of $3.3 million net of damages relating to settlement of insurance claims resulting from a series of hurricanes in the southeast region of the country occurring during the third quarter of 2004. For additional information concerning the hurricane damages, see discussion below.

     Gross profit for the quarter ended December 31, 2004 was $51.5 million, a $7.3 million or 16.5% increase from the same period of 2003. This increase in gross profit was primarily driven by the increased leasing revenues and other revenues described above. Leasing gross profit margin percentage for the quarter ended December 31, 2004 was relatively flat as compared to the same period 2003 primarily as a result of continued increases in refurbishment and maintenance costs offset by an increase in leasing revenue. Gross margin percentage related to new sales decreased 1.0% as compared to the same period of 2003 primarily due to overall competitive pricing pressures and lower margins on certain modular construction projects. Gross margin percentage related to delivery and installation decreased 0.6% primarily resulting from lower margins on certain modular construction projects partially offset by increased leasing activities. Gross profit margin from sales of rental equipment increased by $0.8 million as compared to the same period of 2003 primarily due to an increase in sales of rental equipment as discussed above.

     Selling, general and administrative expenses for the three month period ended December 31, 2004 increased approximately $2.0 million or 10.2% to $21.8 million from $19.8 million in the same period of 2003. This increase is primarily associated with increased employee-related costs, business insurance and professional fees offset by decreases in marketing related and occupancy costs. Also, during the fourth quarter, the Company recorded a charge of approximately $.9 million resulting from the write-off of deferred costs in connection with the suspension of negotiations related to a European acquisition target.

     In the fourth quarter of 2003, the Company implemented a strategic initiative to dispose of selected rental units in our lease fleet which were determined no longer merit further investment. A $19.4 million impairment charge was recorded to reflect the write-down of these assets to their estimated fair value (less costs to sell). As of December 31, 2004, we have disposed of substantially all of these units. The effects on the financial statements for the three month period ended December 31, 2004 of disposing of these units was not material.

     Interest expense for the quarter ended December 31, 2004 increased by approximately $1.2 million or 5.6% to $23.7 million from $22.4 million in the same period of 2003 due primarily to a $52.6 million or 20.4% increase in the average credit facility debt over the same period of 2003 and a slight increase in effective interest rates.

     For the quarter ended December 31, 2004 and 2003, income tax expense(benefit) was $4.3 million and ($8.0) million, respectively. The Company's effective tax rate for the quarter ended December 31, 2004 was impacted primarily by a change in the estimate of the future effects of state income taxes on deferred income tax balances resulting from a change in the estimated income apportionment among states in which the Company does business. The effective income tax rate also differs from the U.S. Federal statutory income tax rate because the Company has not recognized a benefit for net operating loss carryforwards generated from the Company's operations in Mexico and Europe due to uncertainties surrounding their ultimate realization.


YEAR ENDED DECEMBER 31, 2004 RESULTS

     Revenues for the year ended December 31, 2004 were $497.9 million; a $62.3 million or 14.3% increase from revenues of $435.6 million in the same period of 2003. The increase resulted from a $24.8 million or 27.1% increase in delivery and installation revenues, a $14.7 million or 20.5% increase in sales of new units, an $8.9 million or 4.2% increase in leasing revenue, an $8.6 million or 41.6% increase in sales of rental equipment and a $5.3 million or 13.9% increase in other revenue from the same period of 2003. The increases in sales of new units and corresponding increase in delivery and installation revenues are largely due to continued growth in the education industry the Company serves, particularly in the southeast and west regions of the country. In addition, delivery and installation revenues increased over 2003 as a result of increased modular construction sitework activities in the northeast and south central regions of the country. The 4.2% increase in leasing revenue for the year ended December 31, 2004 resulted from an increase of approximately 3,000 units on rent, which includes the Company's purchase of California classroom units in the first quarter 2004. Average fleet utilization of approximately 80% for the year ended December 31, 2004 was up approximately 3% from the same period of the prior year. Of this increase, 2.5% is attributed to the strategic initiative previously discussed. Increased used sales activity, particularly in the west and southeast regions of the country, resulted in increased sales of rental equipment for the year ended December 31, 2004 as compared to the same period of 2003. Other revenue increased 13.9% for the year ended December 31, 2004 from the same period of 2003 due primarily to the $3.3 million, net of damages relating to settlement of insurance claims resulting from a series of hurricanes in the southeast region of the country occurring during the third quarter of 2004 (see discussion below) and an increase in steps and ramp revenues. During the year ended December 31, 2003, other revenue also included $1.0 million of profit related to the sale of a branch facility.

     Gross profit for the year ended December 31, 2004 was $190.8 million, a $12.9 million or 7.3% increase from the same period of 2003. Gross profit margin percentage from the sales of new units, and delivery and installation decreased by 1.5% and 0.6%, respectively, due primarily to overall competitive pricing pressures and lower margins on certain modular construction projects in the northeast region of the country. Gross profit margin from the sales of rental equipment and other revenue increased by $2.1 million and $3.9 million, respectively, primarily due to an increase in sales of rental equipment and other revenue described above. Leasing gross profit and leasing gross profit margin percentage for the year increased by $3.1 million and 0.9%, respectively, as compared to the same period of 2003, primarily due to leasing revenue improvements described above, partially offset by increased maintenance and refurbishment costs.

     Selling, general and administrative expenses for the year ended December 31, 2004 increased approximately $7.1 million or 9.3% to $83.3 million from $76.2 million for the year ended December 31, 2003. This increase is primarily associated with increased employee-related costs, business insurance, marketing related and professional fees. Also, during the fourth quarter, the Company recorded a charge of approximately $.9 million resulting from the write-off of deferred costs in connection with the suspension of negotiations related to a European acquisition target.

     In the fourth quarter of 2003, we implemented a strategic initiative to dispose of selected rental units in our lease fleet which were determined no longer merit further investment. A $19.4 million impairment charge was recorded to reflect the write-down of these assets to their estimated fair value (less costs to sell). As of December 31, 2004, we have disposed of substantially all of these units. The effects on the financial statements for the year ended December 31, 2004 of disposing of these units was not material.

     Interest expense for the year ended December 31, 2004 increased by $5.3 million or 6.0% to $92.4 million from $87.2 million in the same period of 2003 due primarily to the incremental interest expense incurred on the $150.0 million of 10.0% senior secured notes. The net proceeds of the notes were used to pay off portions of the term loan and revolving credit facility debt in August 2003. This incremental interest expense was partially offset by a $61.6 million or 17.2% decrease in the average credit facility debt over the same period of 2003. Also included in the 2003 interest expense was a write-off of deferred financing costs in the amount of $2.5 million.


     For the year ended December 31, 2004 and 2003, income tax expense(benefit) was $3.6 million and ($7.1) million, respectively. The Company's effective tax rate for the year ended December 31, 2004 was impacted primarily by a change in the estimate of the future effects of state income taxes on deferred income tax balances resulting from a change in the estimated income apportionment among states in which the Company does business. The effective income tax rate also differs from the U.S. Federal statutory income tax rate because the Company has not recognized a benefit for net operating loss carryforwards generated from the Company's operations in Mexico and Europe due to uncertainties surrounding their ultimate realization.


CASH FLOW RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2004


     The $13.0 million increase in cash flow from operating activities for the quarter ended December 31, 2004 was the result of increased collections on large receivables outstanding at the end of the third quarter of 2004 and a reduction in excess of cost over billed modular construction project activity for the fourth quarter 2004, partially offset by decreased payables and other accrued expenses. The decrease in accounts payable and other accrued expenses over the quarter resulted primarily from the timing of related payments. The increase in Adjusted EBITDA for the quarter ended December 31, 2004 was primarily the result of an increase in leasing gross profit and the $3.3 million gain related to hurricane losses, partially offset by increased selling, general, and administrative expenses as compared to the same period of 2003.

     The $17.3 million decrease in cash flow from operating activities for the year ended December 31, 2004 was substantially the result of increased receivables related to increased classroom sales, particularly in the west and southeast regions of the country, partially offset by an increase in payables and other accrued expenses. The increase in accounts payable and other accrued expenses resulted primarily from the timing of related payments. Other factors that spurred the decrease in net cash provided by operating activities from 2003 included increases in selling, general, and administrative expenses (SG&A), and an increase in paid interest resulting from the incremental interest discussed above. Adjusted EBITDA increased by $5.6 million for the year ended December 31, 2004 as compared to the same period of 2003 due to an overall increase in gross profit, which includes the $3.3 million net recovery associated with hurricane-related damages. These increases were partially offset by increased selling, general, and administrative expenses discussed above.



HURRICANE SETTLEMENT


     During the third quarter of 2004, approximately 500 mobile office and storage units , the majority of which were not on rent, with a book value of approximately $3.4 million were destroyed as a result of several hurricanes experienced in the southeast region of the country. In addition, approximately 200 units as well as certain Company assets were damaged. The total costs related to these storms approximates $4.6 million. As of December 31, 2004, the Company has agreed to a preliminary settlement with its insurance companies of approximately $7.9 million to cover losses from these storms, of which to date $5.0 million was received during the three and twelve months ended December 31, 2004. During the fourth quarter, the Company recorded in other income approximately $3.3 million representing the net recovery from these storms.




Williams Scotsman has scheduled a conference call for Tuesday, February 22, 2005 at 1:00 PM Eastern Time to discuss its fourth quarter results. To participate in
the  conference  call,  dial   866-837-9786  for  domestic   (703-639-1423   for
international) and ask to be placed into the Williams Scotsman call. A replay of the call will be available approximately two hours after the live broadcast ends and will be  accessible  until 11:59 PM on March 1, 2005.  To access the replay, dial  888-266-2081  and enter  access  code 639354  domestically  (international callers can dial 703-925-2533).


Williams Scotsman, Inc., headquartered in Baltimore, Maryland, is the leading national provider of mobile and modular building solutions for the Construction, Education, Commercial, Healthcare and Government markets. The company serves over 25,000 customers, operating a fleet of approximately 95,000 mobile office and storage units that are leased through a network of over 90 locations throughout North America. Williams Scotsman provides delivery, installation, and other services, and sells new and used mobile office products. In addition to its core leasing business, the Modular Building Division of Williams Scotsman manages and develops large modular construction projects from concept to completion. Williams Scotsman is a private company with operations in the United
States, Canada, Mexico, and Spain. For information, visit the Company's website at www.willscot.com http://www.willscot.com/


All statements  other than  statements of historical fact included in this press release are forward-looking statements and involve expectations, beliefs, plans, intentions or strategies  regarding  the future.  Although the Company  believes
that  the  expectations  reflected  in  these  forward-looking   statements  are
reasonable,  it assumes no  responsibility  for the accuracy and completeness of these forward-looking  statements and gives no assurance that these expectations will prove to have been  correct.  Important  factors  that could  cause  actual results to differ materially from the Company's expectations are disclosed under
"Risk Factors" and elsewhere in the Company's  10-K, 10-Q and other SEC filings.
The  Company  assumes no  obligation  to update any  forward-looking  statement.
Certain  prior year  amounts have been  reclassified  to conform to current year presentation.

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



                                                 Williams Scotsman, Inc.
                                  Consolidated Statement of Operations ( unaudited )
                                                  (dollars in thousands)


                                         Quarter Ended December 31                   Year Ended December 31
                                       -------------------------------         --------------------------------

                                                                   %                                        %
Revenues                               2004          2003        Change          2004          2003       Change
                                       ----          ----        ------          ----          ----       ------

Leasing                             $58,092       $53,441         8.7%        $222,867     $213,976        4.2%
Sales:
   New units                         18,431        18,906        -2.5%          86,344       71,635       20.5%
   Rental equipment                   8,608         6,044        42.4%          29,355       20,734       41.6%
Delivery and installation            30,453        23,113        31.8%         116,106       91,318       27.1%
Other                                13,090         9,904        32.2%          43,253       37,980       13.9%
                                    -------       -------                      -------      -------
   Total revenues                   128,674       111,408        15.5%         497,925      435,643       14.3%
                                    -------       -------                      -------      -------
Cost of sales and services
Leasing
   Depreciation and amortization     12,984        12,371         5.0%          48,888       49,097       -0.4%
   Other direct leasing costs        13,783        12,307        12.0%          51,777       45,731       13.2%
Sales:
   New units                         15,094        15,303        -1.4%          72,885       59,411       22.7%
   Rental equipment                   6,382         4,648        37.3%          22,896       16,361       39.9%
Delivery and installation            26,789        20,208        32.6%         101,061       78,856       28.2%
Other                                 2,136         2,374       -10.0%           9,605        8,274       16.1%
                                     ------        ------                      -------       ------

Total cost of sales and services     77,168        67,211        14.8%         307,112      257,730       19.2%
                                     ------        ------                      -------      -------
Gross profit                         51,506        44,197        16.5%         190,813      177,913        7.3%

Selling, general & administrative
expenses *                           21,839        19,811        10.2%          83,337       76,241        9.3%
Fleet held for sale charge               --        19,386      -100.0%              --       19,386      -100.0%
Interest expense                     23,694        22,447         5.6%          92,444       87,174        6.0%
Other depreciation and amortization   3,838         3,432        11.8%          14,787       13,869        6.6%
                                     ------        ------                       ------       ------

Income (loss) before income taxes     2,135       (20,879)     -110.0%             245      (18,757)     -101.0%
Income tax expense (benefit)          4,326        (7,960)     -154.0%           3,610       (7,111)     -151.0%
                                      -----        ------                        -----       ------
Net income (loss)                   $(2,191)     $(12,919)      -83.0%        $ (3,365)    $(11,646)      -71.0%
                                      =====        ======                        =====       ======



* Includes noncash stock compensation expense of $207 and $125 for the quarter ended December 2004 and 2003, and
$736 and $766 for the year ended December 2004 and 2003, respectively.



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


                                               Williams Scotsman, Inc.
                           Summary of Selected Consolidated Financial Information ( unaudited )
                                                (dollars in thousands)


                                      Quarter Ended December 31                       Year Ended December 31
                                ---------------------------------------         -------------------------------------

Operations Data:                                                    %                                             %
                                  2004                2003       Change            2004            2003        Change
                                 ------              ------      ------           ------          ------       ------
Gross profit
Leasing                         $ 31,325           $ 28,763        8.9%         $ 122,202       $ 119,148        2.6%
Sales:
   New units                       3,337              3,603       -7.4%            13,459          12,224       10.1%
   Rental equipment                2,226              1,396       59.5%             6,459           4,373       47.7%
Delivery and installation          3,664              2,905       26.1%            15,045          12,462       20.7%
Other                             10,954              7,530       45.5%            33,648          29,706       13.3%
                                  ------             ------                       -------         -------
Total gross profit              $ 51,506           $ 44,197       16.5%         $ 190,813       $ 177,913        7.3%
                                  ======             ======                       =======         =======


Reconciliation of Adjusted EBITDA for the quarter and year ended December 31, 2004 and 2003 to cash flow from operating activities  the most comparable GAAP measure :



                                                   Quarter                        Year
                                              Ended December 31              Ended December 31
                                             2004           2003             2004           2003
                                            ---------------------           --------------------
Adjusted EBITDA (a)                       $ 42,858       $ 36,882          $157,100     $151,535
Decrease (increase) in net accounts
   receivable                                4,250         (1,540)          (20,127)       9,167
(Decrease) increase in accounts payable
   and accrued expenses                     (3,828)         2,755            18,432        2,742
Interest paid                              (30,832)       (30,959)          (84,903)     (74,608)
Decrease (increase) in other assets         10,683             99            (6,643)      (7,805)
(Decrease) increase in other liabilities      (192)        (1,557)            2,924       (1,576)
Gain on sale of equipment(including net
   (recovery from hurricanes)               (5,597)        (1,368)           (9,839)      (5,183)
                                           -------         ------            ------       ------
Cash flow from operating activities       $ 17,342        $ 4,312          $ 56,944     $ 74,272
                                           =======         ======            ======       ======


Other Data:
Cash flow used  in investing activities   $(21,820)      $(10,673)        $(102,937)    $(43,639)
                                          ========         ======           =======       ======

Cash flow provided by (used in)
financing activities                       $ 3,959       $  6,506          $ 46,108     $(30,620)
                                            ======         ======            ======       ======


(a) The Company defines Adjusted EBITDA as earnings before deducting interest, income taxes, depreciation, amortization, and noncash charges, including noncash stock compensation and held for sale charges.



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


                                                Williams Scotsman, Inc.
                      Summary of Selected Consolidated Financial Information (continued) (unaudited)
                                   (dollars in thousands, except monthly rental rates)


                                                                                                        December 31,
Balance Sheet Data (at period end):                                                                2004               2003
                                                                                                  -----               ----
Rental equipment, net                                                                        $  880,723         $  828,078
Total assets                                                                                  1,280,419          1,205,111
Total debt                                                                                    1,009,486            962,178



                                                                                                        December 31,
Financial Covenant Data (at period end):                                                           2004               2003
                                                                                                   ----               ----
Consolidated Leverage Ratio (b)                                                                    6.34               6.37
Consolidated Leverage Ratio (c)                                                                   17.79              13.22
Consolidated Interest Coverage Ratio  (b)                                                          1.84               1.92
Consolidated Interest Coverage Ratio  (c)                                                          0.66               0.93
Borrowing base availability under revolving credit facility (b) (d)                           $ 187,200          $ 231,396





                                                            Quarter Ended December 31,            Year Ended December 31,
Rental Fleet and Capital Expenditure Data:                    2004              2003               2004               2003
                                                             ------            ------             ------             ------
Lease fleet units, as of end of period (e)                   95,000            91,000             95,000             91,000
Lease fleet units, average for period (e)                    94,900            93,600             93,600             93,700
Utilization rate based upon units, average over period           81%               78%                80%                77%
Monthly rental rate, average over period                   $    253           $    247          $    250              $ 250
Fleet capital expenditures  (b)                            $ 22,115           $ 10,147          $ 94,083 (e)       $ 33,704
Total capital expenditures  (b)                            $ 24,945           $ 11,875          $101,894 (e)       $ 39,877



           (b)As defined in the Company's credit agreement

           (c)Calculated using cash flow from operating activities, the most comparable GAAP measure to Consolidated EBITDA
             (the financial measure used in the calculation in the credit agreement.)

           (d)Consolidated Leverage Ratio covenant restrictions limited our borrowing availability at December 31, 2004 and
              2003 to $65,123 and $57,943, respectively.

           (e)Includes the effect of $43.5 million purchase of approximately 3,800 California classroom units on March 26, 2004.


                             Williams Scotsman, Inc.
 Summary of Selected Consolidated Financial Information (continued) (unaudited)
                             (dollars in thousands)






Reconciliation of Consolidated EBITDA, as defined in the credit agreement, to cash flow from operating activities the most comparable GAAP measure:


                                                        As of December 31,
                                                       2004            2003
                                                       -----          -----
Consolidated EBITDA  trailing 12 months (b)(f)(g)    $159,201       $151,129
(Increase) decrease in net accounts receivable        (20,127)         9,167
Increase in accounts payable and accrued expenses      18,422          2,686
Interest paid                                         (84,903)       (74,608)
Increase in other assets                               (6,714)        (7,805)
Increase (decrease) in other liabilities                2,924         (1,576)
Gain on sale of  equipment (including net
   recovery from hurricanes)                           (9,816)        (4,373)
Pro forma EBITDA impact of acquisitions (g) (b)        (2,124)          (404)
                                                       ------          -----
Cash flow from operating activities trailing 12
months Scotsman Holdings, Inc.                       $ 56,863       $ 74,216
                                                       ======         ======


 (f) Consolidated EBITDA represents Scotsman Holdings Inc.'s (parent company of Williams Scotsman) consolidated net income plus consolidated interest, taxes, depreciation and amortization expenses, and excludes (gains)losses on sales of fixed assets and any other noncash items, including the fleet held for sale and noncash stock compensation charges. It is used in determining our compliance with the financial ratios required by our credit agreement. Consolidated EBITDA should not be considered in isolation or as a substitute to cash flow from operating activities, net income or other measures of performance prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.


 (g) For the calculation of the Consolidated Leverage Ratio, but not the Consolidated Interest Coverage Ratio, Consolidated EBITDA includes $2,124 and $404 for the trailing 12 months ended December 31, 2004 and 2003, respectively, relating to entities we acquired during the calculation periods. The Consolidated EBITDA used in calculating the Consolidated Interest Coverage Ratio for the trailing 12 months ended December 2004 and 2003 is $157,077 and $150,725 respectively.